October 17, 2000


National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA 19512

Ladies and Gentlemen:


         I consent to be a nominee to and to serve on the Board of Directors of National Penn Bancshares, Inc. ("NPB") and the Board of Directors of National Penn Bank ("NP Bank"). I consent to the inclusion of my name as a nominee for the Board of Directors of NPB and the Board of Directors of NP Bank in the Proxy Statement/Prospectus.

                                                    Very truly yours,


                                                    /s/ Frederick P. Krott
                                                    ----------------------------
                                                    Frederick P. Krott